EXHIBIT 99.1

News Corporation

NEWS RELEASE
For Immediate Release	Contacts - Investor Relations: Reed Nolte 212-852-7092 Press: Jack Horner 646-386-6215

News Corporation Completes Exchange Agreement with Liberty Media Corporation

Largest Buyback in Company’s History

NEW YORK, NY, February 27, 2008 – News Corporation today announced the completion of its previously announced share exchange agreement with Liberty Media Corporation.

Under the terms of the agreement, approved by the Company’s Class B common stockholders on April 3, 2007, Liberty exchanged its entire approximately 16 percent interest in the Company’s common stock (324.6 million Class A and 188 million Class B shares) for 100% of a News Corporation subsidiary, whose holdings consist of the Company’s entire 41 percent stake (470.4 million shares) in The DIRECTV Group, Inc.; three Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain); and approximately $625 million in cash.

With the completion of the agreement, News Corporation accomplishes an approximately $10.1 billion stock buyback, the largest buyback in the Company’s history.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2007 of approximately US$69 billion and total annual revenues of approximately US$31 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

1211 AVENUE OF THE AMERICAS · NEW YORK, NEW YORK 10036 · newscorp.com